UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Regis Corporation
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FOR IMMEDIATE RELEASE

REGIS CORPORATION MAILS LETTER TO SHAREHOLDERS

Believes Starboard Statements are False or Misleading

Regis Settlement Proposal to Starboard Remains Open

Urges Shareholders to Vote FOR the Board’s Nominees on the GOLD Proxy Card Today

Minneapolis, MN — October 12, 2011 — Regis Corporation (NYSE: RGS) (“Regis”), the global leader in the $160 billion hair care industry, announced today that it is mailing a letter to shareholders in connection with the Company’s 2011 Annual Meeting of Shareholders scheduled to be held on October 27, 2011.

The following is the text of the letter from Paul D. Finkelstein, Regis’ Chairman and Chief Executive Officer, and Randy L. Pearce, Regis’ President, on behalf of the Regis Board of Directors and its management team:

October 12, 2011

Dear Fellow Shareholder:

At Regis’ Annual Meeting of Shareholders, scheduled for October 27, 2011, you will make an important decision regarding the future of your investment in the Company.  You have an opportunity to support the substantial change that is underway at Regis, including important cost-cutting commitments and key management and governance changes.  The Board and management team firmly believe that the election of all seven of Regis’ director nominees, six of whom are independent, is in the best interests of the Company and its shareholders.

Your vote is important, no matter how many, or how few, shares you own.  We ask you to support our vision for the future of Regis by voting your shares today FOR Regis’ director nominees — Rolf F. Bjelland, Joseph L. (“Joel”) Conner, Paul D. Finkelstein, Van Zandt Hawn, Susan S. Hoyt, Michael J. Merriman and Stephen E. Watson — using the enclosed GOLD proxy card.

You may have received materials from Starboard Value and Opportunity Master Fund Ltd., an entity organized in the Cayman Islands, proposing to replace three of the directors nominated by the Company.  We believe that many of the statements Starboard has made in support of its nominees are false or misleading, that Starboard’s strategic and operating recommendations for Regis are flawed and that Starboard seeks disproportionate representation on Regis’ Board without a critically-needed understanding of our business or our plan to create shareholder value.  Consider the following in deciding how to vote at the upcoming Annual Meeting:

REGIS IS A MARKET LEADER FOCUSED ON SUSTAINABLE, PROFITABLE GROWTH

Regis has a strong track record of profitable growth.  Its same-store sales and acquisition strategy drove significant growth from 1996 to 2008, including average annual same-store sales growth of 2.6% and total system-wide store growth of over 9,000 units.  When the economic downturn from the financial crisis in 2008 resulted in the accelerated decline of customer visits and same-store sales, management shifted focus from the top line to cost containment and deleveraging.  Since the beginning of 2008, Regis has achieved cost savings of $48 million and now has a lower G&A expense than in 2008, despite inflationary pressures in our cost base.  In addition, the Company was able to reduce its debt by over $490 million in less than three years.

A new leadership team and reorganized management structure were put in place in February 2011.  The new leadership team has already begun to execute its plan to improve the future performance of the Company and is taking aggressive actions to meet its operating and financial goals.  These actions are focused on:

•      Increasing customer centricity;

•      Leveraging the power of the Company’s brands; and

•      Enhancing the use of technology in the field to improve connectivity with salons.

These actions are being taken to drive customer traffic and grow revenue, which are critical to the Company’s ability to grow earnings and further enhance value for shareholders.

REGIS ATTEMPTED TO NEGOTIATE A SETTLEMENT WITH STARBOARD THAT
INCLUDED THE ADDITION OF A STARBOARD NOMINEE TO THE BOARD, BUT
STARBOARD DECIDED TO PURSUE A PROXY FIGHT INSTEAD

Over the past two months, we have attempted in good faith to reach a settlement with Starboard in the best interests of Regis shareholders.  Regis informed Starboard that the Regis Board was prepared to add a Starboard nominee to its slate of directors at the 2011 Annual Meeting and repeatedly asked to interview the Starboard nominees.  For several weeks, Starboard refused to allow its nominees to be interviewed unless Regis agreed to add Starboard nominees to the Board and committed to a cost-cutting level specified by Starboard.  Regis believes that this plainly put the cart before the horse — Regis needed to interview the director nominees to determine whether to seat them on its Board.  In addition, Regis does not believe it was appropriate to hold the interviews hostage to an arbitrary and uninformed level of cost-cutting.  Regis’ Nominating and Corporate Governance Committee was finally allowed to interview Starboard’s nominees, but only after the Company filed its definitive proxy statement, a filing that was necessary in order to have sufficient time to effectively solicit proxies prior to the Annual Meeting date.  In addition to offering the possibility of a board seat to Starboard, Regis management explained to Starboard in several conversations its views regarding implementation of operational and governance changes.  Starboard has rejected Regis’ efforts to achieve a settlement that includes reasonable board representation, a review of alternatives for non-core assets and aggressive operational goals that would have avoided a distracting and costly proxy contest.

You should be aware that our proposal to Starboard to consider the addition of one of its nominees to the Board remains open, as we would prefer to limit additional costs to our shareholders resulting from this proxy contest and permit our Board and management team to once again focus squarely on our plan to drive shareholder value.

STARBOARD IS SEEKING DISPROPORTIONATE

REPRESENTATION ON YOUR BOARD

As noted above, Regis was and remains willing to seat one Starboard nominee on the Regis Board, which would provide Starboard, a holder of approximately 5.2% of Regis’ stock, with more than 10% board representation.  Regis believes that this is a reasonable and proportionate level of representation.  But Starboard wants much more.  Starboard insists on board representation disproportionate to its recently-acquired stake in the Company, waging a proxy contest for three out of seven, or 43%, of the seats on the Regis Board.

Starboard emphasizes the independence of its nominees in its solicitation materials, but Regis does not believe that Starboard’s nominees would be truly independent of Starboard.  One of Starboard’s nominees is a principal of Starboard, and clearly not independent of Starboard, while the other two nominees were selected by Starboard, and all three, according to Starboard, constitute a “group” under federal securities law.  Starboard’s proxy statement indicates that David Williams was introduced to Starboard as a potential director candidate in another situation, and thus has a prior association with Starboard.  Regis is concerned that, if elected, Starboard’s nominees could be affected by their association with Starboard and Starboard’s particular interests, which may or may not be the same as the interests of long-term Regis shareholders.  Regis believes that it is not in the best interests of shareholders for over 40% of its Board to be nominees of a single and relatively recent shareholder with only a 5.2% interest in the Company.

We want to emphasize that Regis has demonstrated openness and is focused on adjusting the composition of its Board.  Your Board and management team are committed to strong corporate governance, and we recognize the importance of bringing fresh and diverse perspectives to the boardroom.  That is precisely why the Board has added two new independent directors in the last three years, is nominating a third new independent director for election at the 2011 Annual Meeting and intends to add a fourth new independent director with appropriate skills and experience in 2012 after completing a diligent search process.  The basis of these decisions is simple: to use board composition and corporate governance as ways to advance the Company’s objective of further enhancing shareholder value.  This is the same reason why Regis approached Starboard to discuss a reasonable level of board representation, and why Regis rejected Starboard’s demands for disproportionate representation.

WE BELIEVE STARBOARD IS ADVOCATING UNINFORMED AND IRRESPONSIBLE
COST-CUTTING THAT PUTS THE REGIS FRANCHISE AT RISK

The Company believes that Starboard’s cost-cutting platform demonstrates Starboard’s lack of understanding of Regis’ retail- and service-oriented business.  At various points during Regis’ discussions with Starboard, Starboard  demanded that Regis publicly commit to a targeted level of cost cuts  — first $150 million, then in a later discussion, $100 million, and finally, in its most recent discussion, $80 million.  In contrast to Regis’ plan, which is based on a bottom-up analysis of the particular expenses that can be reduced without harming Regis’ long-term prospects, Starboard’s cost-cutting targets seem to be arbitrary and lack a supporting plan to achieve these targets.  In fact, in Starboard’s conversations with Regis, Starboard linked its target level of cost cuts to the number of board seats Regis would be willing to provide Starboard — the more board seats, the lower the cost-cutting level acceptable to Starboard.  The linkage makes no sense, in our view.  Regis does not believe cost-cutting is a negotiation; rather, we believe it should be done using careful analysis and with a firm understanding of the business and impact on our franchise.  Regis believes that Starboard is more focused on the optics of a higher cost-cutting target and the use of its cost-cutting demand as a bargaining chip than with the real-world implementation of cost-cutting in a way that preserves Regis’ longer-term growth prospects and franchise.

THE REGIS BOARD AND MANAGEMENT BEGAN IMPLEMENTING A
COMPREHENSIVE PLAN TO ADDRESS CHALLENGES LONG BEFORE STARBOARD
BECAME AN INVESTOR — THE RECORD IS CLEAR

Many of Starboard’s complaints about Regis relate to time periods before — in some cases many years before — Starboard became an investor in Regis.  We believe that many of these critiques are out of date and no longer of any relevance because of the substantial change that has been underway at Regis long before Starboard became a shareholder.  These changes include the following, most of which preceded Starboard’s initial investment in June 2011:

•      Significant management changes announced prior to Starboard’s investment

•      Announced new President, COO, CFO and head of business development

•      Announced planned retirement of Paul Finkelstein as CEO in February 2012

•      Three of five Executive Vice Presidents departed

•      CEO succession-planning process began more than three years ago

•      Randy Pearce was named President in February 2011, allowing the Board to carefully evaluate his performance and come to the firm belief that he is the best person to lead Regis into the future as CEO

•      Operating and strategic initiatives to drive shareholder value in place well before Starboard’s investment

•      Important revenue and aggressive cost-cutting initiatives launched in FY 2011 and FY 2008, respectively

•      From FY 2009 to FY 2011 Regis implemented $43 million of cost-cutting initiatives and expects that its current initiatives will increase this amount such that the cost cuts implemented from FY 2009 to FY 2013 will total $80 to $90 million

•      Board undertook a publicly-announced strategic review of alternatives for the Company in 2010

•      Regis continues to implement important corporate governance changes

•      Two new independent directors have been added to the seven-member Board since 2008

•      A new independent director candidate has been nominated for the 2011 Annual Meeting

•      Regis plans to add an additional new independent Board member during 2012

•      A new independent Chairman will be named by July 2012

•      Three current Board members will transition off the Board by the 2012 Annual Meeting

•      Following these changes, the majority of Regis directors will have begun service in or after 2010

STARBOARD’S ATTACKS ON REGIS ARE MISLEADING

Regis believes that Starboard has devoted much of its recent communication with Regis shareholders to misleading attacks on the Board and management team.  We believe that Starboard’s attacks, including its claims regarding Regis’ cost-cutting, governance changes, executive compensation and related party transactions, are fundamentally misguided:

•                  Cost-Cutting:  In an effort to support its claim that the $43 million of cost savings that Regis has achieved in the last three fiscal years are “illusory,” Starboard includes an inaccurate and highly misleading analysis of Regis’ cost-cutting initiatives in its letter to shareholders dated October 5,

2011.  In its analysis of the change in Regis’ operating expenses from FY 2008 to FY 2011, Starboard shows operating expenses including non-operational and non-recurring charges, and at the same time shows operating income excluding non-recurring charges.  This is fundamentally inconsistent and misleading.  Regis believes that the appropriate way to view its underlying financial performance is to exclude both non-recurring and non-operational charges.  On this basis, total operating expenses decreased $106 million from FY 2008 to FY 2011 with approximately 40% of this decrease coming from reductions in operating expenses other than the cost of services and products sold.  The reduction of $106 million of total operating expenses on a nominal basis is even more significant in real terms given the impact of recent inflationary pressures.

Starboard’s analysis of Regis’ operating expenses is a classically misleading “apples-to-oranges” analysis, in our view.  We believe the analysis reflects Starboard’s superficial approach to understanding Regis’ business, which is not surprising given Starboard’s lack of retail experience and the number of proxy contests it is currently waging or threatening to wage.  We ask shareholders to consider whether Starboard has any informed basis for believing its cost-cutting targets are achievable without harming your Company’s growth potential and prospects.

•                  Governance Changes:  As outlined above, the Company has been implementing significant governance changes to benefit all Regis shareholders.  These changes will result in the majority of our directors having commenced service in or after 2010.  Many of the changes have nothing to do with Starboard’s recent activism because they predate Starboard’s status as a shareholder of Regis.

•                  Executive Compensation:  Regis retained an independent compensation consultant to aid in the formation of its executive compensation packages.  Regis executive compensation is linked to financial performance and accordingly, the total compensation for Regis’ top five Named Executive Officers has decreased by 38% over the past two years.

•                  Related Party Transactions: All related party transactions are fully disclosed by Regis.  The transactions that Starboard cites represent a very small portion of Regis’ overall cost base (<0.05% of total expense base).

We believe that Starboard is making misleading accusations in an attempt to discredit the Board’s thoughtful and operationally sound cost-cutting plan in order to gain board seats, and that Starboard has little regard for whether its cost targets can be achieved without harming Regis’ longer-term business prospects.  We ask you to support Regis’ Board as it remains focused on executing important revenue initiatives, responsible cost cuts and governance changes in order to drive further value for ALL shareholders.

WE BELIEVE THE STARBOARD NOMINEES LACK CRUCIAL EXPERIENCE IN
APPLICABLE RETAIL AND SERVICES BUSINESSES, IN CONTRAST TO YOUR BOARD’S
NOMINEES

Regis believes that its nominees have more relevant experience and are better-equipped to guide Regis into the future than the Starboard nominees.  In our view, none of the Starboard nominees has as much experience in key areas of Regis’ business, such as applicable retail and services.

In contrast, we believe the Regis nominees have the relevant knowledge, experience and insight to assist management with the execution of its plan to enhance value for shareholders.  We further believe that Regis’ well-balanced Board, with its diverse experience and senior leadership critical to our business, is extremely well-positioned to help Regis succeed.  The three current independent directors whom Starboard wants to replace at the 2011 Annual Meeting — Susan S. Hoyt, Rolf F. Bjelland and Van Zandt Hawn — are seasoned executives with experience in specialty retail, corporate finance and investment management, respectively.  Each is a valuable member of the Regis Board and has a strong understanding of Regis’ businesses and the hair care industry.

•                  Ms. Hoyt has over 40 years of experience in the specialty retail industry, with 26 of those years spent in the fashion sector.  Ms. Hoyt brings an important perspective to the Board as its only female director, which is especially valuable in light of the demographics of Regis’ employee and customer bases.

•      Mr. Bjelland has nearly 40 years of executive experience and financial expertise derived from his work in the financial services industry with a Fortune 500 organization.  He is the Chairman of the Company’s Audit Committee, and his continued tenure on the Regis Board is important to ensure a smooth transition to a new Audit Committee Chairman following his announced retirement next year.

•      Mr. Hawn has extensive experience in the investment industry, including through his role as a corporate advisor on acquisition and financing activities.  His skill set has been important to the historic success of our acquisition strategy, and he has been instrumental in the completion of financing transactions to fund our growth.

Starboard cites the long average tenure of the above directors in urging shareholders not to vote for their reelection.  This again reflects Starboard’s lack of understanding of our business and our history. All three of these directors were on the Regis Board between 1995 and 2000, when Regis shareholders enjoyed 183% appreciation in their investment compared to 102% for the Russell 2000, and between 2000 and June 2007, when Regis shareholders enjoyed 103% appreciation in their investment compared to 65% for the Russell 2000.  These directors presided over more than a decade of outperformance by Regis and have been actively involved in the Board’s recent initiatives to continue profitable growth.  Targeting these directors on the mechanical basis of their length of service, which is a key asset to Regis, in our view makes no sense and once again reflects Starboard’s uninformed and hastily-conceived approach.

Starboard also has attacked the nomination of independent Regis nominee Michael J. Merriman.  After careful consideration, the Board chose to nominate Mr. Merriman as a director because of his financial acumen, his retail experience, his significant public accounting experience, his service on public-company boards, and his service as chief executive officer and chief financial officer of other publicly traded companies.  Since he qualifies as an audit committee financial expert, the Board also expects to appoint Mr. Merriman to the Audit Committee upon his election to the Board.  Mr. Merriman has no ties to our current management team.

Regis believes that this Board has the strength, complementary experience and qualifications to provide effective and independent oversight and direction to the Company, and that each member of the Board has demonstrated strong ethics, integrity and a steadfast focus on enhancing shareholder value.  Over the past few years, your Board has met a number of significant challenges arising in large part from macroeconomic factors.  As a result, we believe the Company is in a position to aggressively pursue initiatives to improve Regis’ financial performance by driving revenue growth, improving operational efficiency and significantly reducing expenses.  Your Board and management team have confidence in the Company’s future, and we are committed to further enhancing shareholder value.  We believe we have a very sound strategy in place to achieve long-term growth and improved shareholder value.

YOUR BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDERS

VOTE FOR REGIS’ NOMINEES ON THE GOLD CARD

Your Board of Directors is asking you to support the election at the Annual Meeting of all seven of its director nominees, six of whom are independent: Rolf F. Bjelland, Joseph L. (“Joel”) Conner, Paul D. Finkelstein, Van Zandt Hawn, Susan S. Hoyt, Michael J. Merriman and Stephen E. Watson.

Your vote is extremely important, no matter how many or how few shares you own.  Please take a moment to vote FOR the Regis nominees by telephone, by Internet or by signing, dating and returning the enclosed GOLD proxy.

Thank you for your continued support,

Paul D. Finkelstein	Randy L. Pearce
Chairman and Chief Executive Officer	President

If you have questions about how to vote your shares on the GOLD proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free:  (877) 750-5837

Banks and Brokers Call Collect:  (212) 750-5833

IMPORTANT

We urge you NOT to sign any White proxy card sent to you by
Starboard Value.  If you have already done so, you have every legal right to change your vote by using the enclosed GOLD proxy card, as only the latest dated proxy card will count.

Faegre & Benson LLP and Wachtell, Lipton, Rosen & Katz are serving as legal advisors to Regis.  Perella Weinberg Partners and BofA Merrill Lynch are serving as the Company’s financial advisors.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2011, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue. Regis also maintains ownership interests in

Empire Education Group in the U.S. and the MY Style concepts in Japan. System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, please visit the Investor Information section of the corporate website at www.regiscorp.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

Additional Information

Regis, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Regis’s shareholders in connection with Regis’s 2011 Annual Meeting of Shareholders.  The Company has filed a definitive proxy statement with the SEC with respect to the 2011 Annual Meeting of Shareholders. Investors and security holders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Investor Relations at (952) 947-7777. Investors and security holders may also obtain free copies of the documents filed with the SEC on the Company’s website at http://www.regiscorp.com.

Contact Information

Mark Fosland

SVP, Finance and Investor Relations

952-806-1707

Andy Larew

Director, Finance-Investor Relations

952-806-1425

Kelly Sullivan / Annabelle Rinehart / Matthew Cuneo

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449